UNITED STATES
                  SECURITIES EXCHANGE COMMISSION
                      WASHINGTON, D.C. 20549

                          FORM 10-12G/A

           GENERAL FORM FOR REGISTRATION OF SECURITIES

               Pursuant to Section 12(b) or (g) of
               The Securities Exchange Act of 1934


                  LONDON SOFTWARE INDUSTRIES INC.
        ----------------------------------------------------
       (Exact name of registrant as specified in its charter)


        DELAWARE                            13-4047693
        --------                           ------------
(State or other jurisdiction             (I.R.S. Employer
of incorporation or organization)        Identification No.)

52-30 Pacific Concourse Drive
Suite 350
Los Angeles, California                       90045
----------------------------------            -----
(Address of principal executive offices)    (Zip Code)


Registrant's telephone number              310-643-4467
                                          --------------

Securities to be registered pursuant to Section 12(g) of the Act:

           6,000,000    Shares of Voting Common Stock

Check here whether the issuer (1) has filed all reports required to be filed by Sections 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.
                  Yes   X       No

As of April 30, 1999, the following shares of the Registrant's common stock were issued and outstanding:

25,000,000 shares authorized, $0.001 par value
6,000,000 issued and outstanding

Item 1.   DESCRIPTION OF THE BUSINESS

HISTORY AND ORGANIZATION

LONDON SOFTWARE INDUSTRIES INC., (the "Company"), a development stage company, was organized in April 1997 under the laws of the State of Delaware, having the stated purpose of engaging in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

The Company was formed to develop software and computer related educational material which was to be distributed through the medium of CD-ROM markets for personal and business use. The Company also seeks to conduct research and development of educational software for the distribution on the new DVD high density market.

The Company conducted key research pertaining to consumer demand and retail sales. In January 1998, the Company, through consultants, produced a draft report in the form of an information Memorandum which indicated a strong potential market for both reference and educational CD-Roms. The financial projections included with the report were also encouraging. The Company at this stage decided to approach potential investors for the purpose of raising additional funds for research, product sourcing and preparation for production and marketing.

In May 1998, a number of investors had been approached however none were prepared to invest funds for research and production. The Company thereafter decided to prepare a Private Placement Memorandum to raise funds for the purpose of conducting such research. The Company thereafter prepared and distributed a Private Placement Memorandum in January 1999 which sought to raise $20,000.00 for research by offering 2,000,000 shares at a price of $.01 per share. The Private Placement Memorandum was successful and fully subscribed.

The directors are now determined that the Company should become active in seeking potential operating businesses and business opportunities with the intent to acquire or merge with such businesses. It is the directors' opinion that the company will be more attractive to potential business partners and candidates if the Company is a reporting one. The Company has began to consider and investigate potential business opportunities however has not yet located any probable candidates.

The Company is a development stage company and seeks to become reporting with the Securities and Exchange Commission for the purpose of making information regarding its efforts available to the public.

Once funded the Company will seek to develop software capable of converting from the hard copy into an html based context, so that it may be immediately and efficiently placed onto a digital CD Rom for mass production. It is also the intention of the Company to develop software that will be able to convert hard copy into a format so that the CD Roms may be viewed from the traditional game consoles that are popular with children. The educational titles will be aimed at the children's market and an attempt will be made by the Company's titles to make learning and education fun. The Company will not develop its own content for the CD Roms. Rather it will seek to obtain content from independent vendors through licensing deals. The selection of the content to be marketed by the Company will be solely in the best discretion and judgment of management. It should be noted that, at this time, the Company has no licensing arrangements or deals with any third party. Once the Company obtains the right to market the content, it shall out source the manufacturing of the CD Roms. The Company believes that by doing so it shall be able to keep costs to a minimum. The majority of the Company's costs will come in the production of the CD Roms.

The Company's current intention is to first identify the initial products that the Company feels would facilitate their entry into the market place. The software that the Company intends to develop can only be developed once the Company has raised sufficient funds which will permit it to acquire the necessary equipment to develop and produce such software. Once funded, the company then intends on retaining at least three software developers with extensive HTML knowledge to develop the software. The cost for such developers, as with any technology company, is expected to be substantial. However at this time no definite figure as to cost can be calculated.

HTML, also known as Hypertext Markup Language, is the standard language that World Wide Web documents utilize to enable users to read or access them over the Internet on a variety of computer platforms. HTML documents appear like text with codes added to parts of the document. The codes instruct the software viewer how to display particular parts of the document, like section headings or images for example, or what new document you might like see for more information or to illustrate a certain point. Currently when transferring Hard Copy to HTML the hard copy must be typed out to incorporate HTML. The Company believes that with sufficient resources it can develop innovative software to automatically convert hard copy to HTML, and therefore save time and money. The Company will use the latest scanning technology and write a program to read and digest the hard copy text and automatically merge it with HTML.

The Company is researching the various marketplaces in which the products of the company will be sold. These include the education and leisure markets which the Company believes are highly fragmented without any dominant competitive force. The Company is also researching the Home shopping CD catalogues market place. Currently there is no company carrying out operations of this nature. In addition the Company is also researching the area of literary works and the introduction of such works on CD-Rom. There are several competitors in this area however the Company believes it is relatively underdeveloped. Virtual reality museums are another area that are being researched, mainly aimed at the art enthusiast, which the company believes is another underdeveloped market.

The Company has no specifically defined research plan however, in undertaking its research, the Company's main goal is to determine the competition in each area and assess the feasibility of the Company's entry into that area. Competition is the main barrier which the Company believes would impede entry into each area followed by cost and consumer interest. The Company does not anticipate at this time hiring employees to conduct such research as management has devoted its efforts to this cause. The Company will apply for a trademark and copyright of all software it develops however, at this stage, it is premature as no software has been developed. Once the Company establishes titles for its software, there will be an immediate application to the Office of Patents and Trademarks for the exclusive use of such title.

The Company is a developmental stage company and, at this time, its costs have been mainly associated with the research and initial development of the Company's concept. As such, the Company has utilized minimal resources to date. The company utilizes equipment as supplied in the offices that it is based from. The shareholder that supplies the office space, Jubilee Systems Ltd., also provides for computer and administrative equipment that is normally associated with a working office.


Item 2.    FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The Company is a development stage company. The Company has no assets and no recent operating history.

The Company's goal is to develop educational and reference software products which will be distributed on DVD high density disks. The Company will design and market home shopping catalogues, literary works of classic authors, reference books, virtual reality museums, business related data bases, city guides for tourists and residents and teaching aids. The Company's emphasize "user friendliness" software which is both attractive and entertaining. The targeted group of the company's software will be able to be used by novice and intermediate computer users and children.

The range of products will combine elements from the best existing products with innovative ideas. Existing products include those which are already in the marketplace and which have been successful with consumers. The Company hopes to include some of these concepts in the already existing successful products to make its new software more recognizable and accepted to the public. Many of the products will be self-financing joint ventures providing the programming expertise. The company also plans to offer a comprehensive after sales and technical support service. A web site and e-mail facilities will give customers a high degree of technical software as well as provide updates, fixes and information on new products. The Company's products will seek to combine elements from successful software packages with the Company's innovative ideas as set forth above. These innovative ideas include those set forth in the Company's proposed portfolio of products.

Management intends to hold expenses to a minimum and to obtain services on a contingency basis when possible. Further, the Company's directors will forego any compensation until such time as the Company begins to generate sufficient investment in the
Company to cover such expenses.   However, if the Company engages
outside advisors or consultants in search for business opportunities, it may be necessary for the Company to attempt to
raise additional funds.   There is no assurance that the Company
will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to the Company.

There is no certainty that the Company's business will be successful or profitable. There is also no certainty that the Company will be able to operate a successful business. Potential investors are alerted that the investment in the Company is highly speculative and involves a high degree of risk.

The material activities of the management since inception has been to develop the Company's business strategy and to research the overall CD-Rom market. This has been done by attending seminars on technology and business, as they relate to technology markets, and by discussing the overall market with entrepreneurs already established in the field. Management has also been identifying the various title segments and concepts which the Company will seek to produce in the CD Rom format. This has been important in terms of developing the overall product which the Company will produce. Management has also been speaking with potential licensee partners who have content to offer the Company for inclusion in the Company's CD-Roms. Potential producers of the CD-Roms have also been sought through networking and introductions. The Company has expended $23,000 in start up costs which consist of initial research into the marketplace, the preparation of the business plan and the printing of the business plan.

The selection of a business opportunity in which to participate is complex and risky. Additionally, as the Company has only limited resources, it may be difficult to find favorable opportunities. There can be no assurance that the Company's research and selection of CD and DVD products will succeed or be accepted by the public. Additionally, the DVD market is highly undeveloped and there is substantial risk attributed to the investment and entry into such market. The Company is seeking to market its product to schools, libraries, magazine publishers in addition to the general public which frequents bookstores and with a literary interest. The Company believes that this market is underdeveloped and under served as there are a limited number of works and software targeted to this market. The Company will seek entry into the areas which it believes has minimal competition.

Because the Company lacks funds, it may be necessary for the officers and directors to either advance funds to the Company or to accrue expenses until such time as the Company begins to generate sufficient income to cover such expenses. Management intends to hold expenses to a minimum and to obtain services on a contingency basis when possible. Further, the Company's directors will forego any compensation until such time as the Company begins to generate sufficient income to cover such
expenses.   However, if the Company engages outside advisors or
consultants in search for business opportunities, it may be necessary for the Company to attempt to raise additional funds. There is no assurance that the Company will be able to obtain additional funding when and if needed, or that such funding, if available, can be obtained on terms acceptable to the Company.

In the opinion of management, inflation has not and will not have a material effect on the operations of the Company until such time as the Company develops material operations. At that time, management will evaluate the possible effects of inflation on the Company as it relates to its business and operations. Material operations include those whereby the Company commences development of its software titles. However, this may only be done once the Company has secured sufficient funding to acquire the necessary equipment to assist in such development and to cover the costs and expenses associated with production of the titles.

The Company will not borrow funds for the purpose of funding payments to the Company's promoters, management or their affiliates or associates. Any funds borrowed by the Company will be utilized to pay statutory, legal and accountant fees expended by the Company.

The Company expects its products to be self-financing joint ventures. Management will negotiate with third parties to produce and distribute the CD-Roms in exchange for an agreed share of the profits. There is however no guarantee that the Company will be able to negotiate a favorable arrangement with any third party and, at this time, the Company has not commenced any negotiations with any third party regarding such an arrangement. The Company will enter into a self-financing joint venture at any stage however it believes that interested third parties would only do so once the Company has identified a product for development. An acceptable self financing joint venture would require a third party to fund the Company's advertising and marketing and development of its CD Rom/DVD products.

Additionally, the Company may seek to acquire or merge with an existing entity which may provide the Company with either the content for the production of the CD-Roms or with the ability to actually produce them. To this end, the Company will only undertake such a merger or acquisition on terms which it deems favorable to the shareholders. At this time, the Company has no prospective plans, tentative or otherwise, or is involved in any negotiations to enter into a merger, acquisition or joint venture or any other business combination.

The Company does not foresee that any terms of sale of the shares presently held by officers and/or directors of the Company will also be afforded to all other shareholders of the Company on similar terms and conditions.


PROPOSED OPERATIONS

The Company plans to establish and develop a marketing concept not fully exploited in the UK and Europe - the CD Rom as a principal source of information at home and in the office.

The quality, variety and usefulness of the product will determine the level of demand for individual products and is the key to the success of the business. Typical examples of the innovative range of CD-Roms which the company will create are discussed below.

The Company is carrying out extensive research in the various CD
Rom marketplaces and in light of such research the company intends to establish the following portfolio of products:

Home shopping CD catalogues: The cost of publishing and distributing catalogues is a major cost in the mail order industry. The CD Rom offers home shopping companies the opportunity to bring all the information currently provided by a catalogue into the home at a fraction of the cost.

Literary works: The complete works of major authors can be stored conveniently in CD Rom form. Although not designed for general reading purposes, the CD Roms provide an excellent source of reference material and provide background information on the author and commentary on each book. These CD-Roms are ideal for students, academics and readers alike.

Reference books: Sources of reference such as dictionaries, thesauruses, atlases, publications for enthusiasts (such as the railways, motor vehicles, stamps etc). The CD Rom has proved itself as an excellent media for providing interactive access to this type of information.

Virtual reality museums: Aimed at the Art enthusiast, these CD's allow the user to study in detail a range of pictures, artists and other related information.

Data bases: The CD's 600 million byte (Mb) capacity makes it ideal for storage of vast quantities of data. Business information, statistics, stock market data and legislation are typical examples of ideal applications.

City guides: Detailed information on a city, in which one lives or is staying in, is not always easily accessible. By compiling a database, which can be searched by criteria, provides the user with an easy way of organizing meetings, days or evenings out, or simply looking up where to go for what. Add-on features will include booking facilities, reviews of clubs, bars and restaurants and access to a database for a current "whats on" guide.

Teaching aids: Experience has shown that interactive teaching through a computer is an extremely effective method of teaching. By incorporating tests, quizzes, speech and a tailored tutorial into the product, learning can be fun and therefore more productive. Languages, school curriculum or general interest subjects can be covered.

The range of products will combine elements from the best existing products with innovative ideas in the portfolio shown above. No products will be created unless they can meet set quality standards and no product distributed until it has been fully tried and tested. The customer will know that whatever he buys, he will be satisfied.

The company plans to make sure that each product will be carefully budgeted to ensure profitability at conservative volumes. The manufacture of CD Roms will be subcontracted at predetermined rates, resulting in the cost base of each title able to be determined in advance with a high degree of accuracy.

The company plans to offer a comprehensive after sales and technical support service. A web site and e-mail facilities will give customers a high degree of technical support as well as provide updates, fixes and information on new products.

Many of London Software's applications will be joint ventures with companies using traditional publishing methods where CD Roms are a more effective means of providing information to the end user. This market is limited by new ideas and the company's ability to deliver the right product at the right price.


LIQUIDITY

The Company's viability as a going concern is dependent upon raising additional capital, and ultimately, having net income.

The Company's limited operating history, including its losses and no revenues, primarily reflect the operations of its early stage. As a result, the Company had from time of inception to April 30, 1999 no revenue and a net loss from operations of $140,550.00.
As April 30, 1999, the Company had a net capital deficiency of $12,500.00.

The Company requires additional capital principally to meet its costs for the implementation of its business plan, for general and administrative expenses and to fund costs associated with research and development of its software. It is not anticipated that the Company will be able to meet its financial obligations through internal net revenue in the foreseeable future. The Company does not have a working capital line of credit with any financial institution. Therefore, future sources of liquidity will be limited to the Company's ability to obtain
additional debt or equity funding.   The Company will require
additional funding once research of the concept is completed in order to acquire the necessary equipment to produce the software and also to hire software developers and employees to assist in the Company's growth. The Company believes that the funds raised in its private placement, namely $23,000, will be sufficient to fund the current and limited operations which include research and development of the Company's strategy and idea. The Company's full implemented operations include the production and marketing of its software titles. The Company anticipates that its existing capital resources will enable it to maintain its current implemented operations for at least 12 months, however, full implementation of its business plan is dependent upon its ability to raise substantial funding.

Currently, the Company has sufficient capital to cover the cost of its operations for the next twelve (12) months which the Company foresees will primarily consist of further research of the Company's concept and also networking and discussions by the Company's management with individuals and entities involved in the CD-Rom software development field. The Company however believes that it shall require additional capital in order to implement its business plan once research of its concept is completed. It is not anticipated that the Company will be able to meet its financial obligations through internal net revenue in the foreseeable future beyond twelve (12) months as the Company has yet to generate sales of its product or to begin substantial operations. Therefore, future sources of liquidity will be limited to the Company's ability to obtain additional debt or equity funding. Investors are alerted that the Company does not have a working capital line of credit with any financial institution and that there is no guarantee or assurance that the Company will be able to raise such funds.

In the event the Company needs additional funding, it shall elect to source funds from its shareholders owning more than 10% of the Company's common stock and seek funding from such shareholders. To remedy any deficiency in cash, the Company will seek funds from its current shareholders. Major shareholders of the Company have already expressed a willingness to contribute cash to remedy this deficiency with the hope that development of the Company will afford them a return on their investment.

In such event, the Company will re-evaluate its plans and its proposed operations to determine whether it would be feasible to continue to implement its business plan. The Company would not seek funding beyond its limitations and would ensure that the Company would operate as efficiently as possible to keep costs as streamlined as possible. The Company will not seek funding beyond that which it foresees it will be able to re-pay over a period of twelve (12) months. Should a sudden jump in inflation occur the company's prices may then have to rise in line with inflation.


YEAR 2000 DISCLOSURE

The Company is aware of the Year 2000 issue and states that it currently does not maintain any material active operations which it foresees will be impacted by the Year 2000 problem. Research and development undertaken by the Company to this date has consisted of attending seminars on technology and business, as they relate to technology markets, and by discussing the overall market with entrepreneurs already established in the field. Management has also been identifying the various title segments and concepts which the Company will seek to produce in the CD Rom format. No material operations have been implemented by the Company to date. The Company utilizes computer equipment provided by one of its shareholders at no cost. This computer equipment is Y2K compliant and the Company has taken precaution to insure that any information stored on such computer equipment will be retrievable in the event there is any detrimental affect arising from the Y2K problem. In the event the Company purchases computer equipment prior to January 1, 2000, it will insure that any system or software it utilizes is Y2K compliant.

Management therefore does not anticipate that the company will be affected by this issue, financially or otherwise. Its research and development of software and programs will be cognizant of the Year 2000 problem and address this issue. This disclosure complies with the directives of the Securities and Exchange Commission, specifically Staff Legal Bulletin No. 5 (CF/IM), regarding Year 2000 issues.

SELECTED FINANCIAL DATA SCHEDULE
                 LONDON SOFTWARE INDUSTRIES INC.
                  (A Development Stage Company)
                     FINANCIAL DATA SCHEDULE
               FOR THE YEAR ENDED APRIL 30, 1999

                              For the Year        From Inception
                                  Ended                  To
                              Apr. 30, 1999        Apr. 30, 1999
                              -------------        -------------
Cash and Cash Items            $      0             $      0
Marketable Securities                 0                    0
Notes and Accounts Receivable         0                    0
Allowances for doubtful accounts      0                    0
Inventory                             0                    0
Total Current Assets                  0                    0
Property, plant and equipment         0                    0
Accumulated depreciation              0                    0
Total assets                          0                    0
Total current liabilities        12,450               12,450
Bonds, mortgages and debt            50                   50
Preferred stock - redemption          0                    0
Common stock                      6,000                6,000
Other stockholders' equity      (18,500)             (18,500)
Total Liabilities and
 Stockholders' equity                 0                    0

Net Sales of Tangible Products        0                    0
Total Revenues                        0                    0
Cost of Tangible Goods Sold           0                    0
Total Costs and Expenses applicable
    To sales and revenues             0                    0
Other costs and expenses        140,550              203,600
Provision for doubtful accounts       0                    0
Interest and amortization of
    Debt discount                     0                    0
Income before taxes and
    and other items            (140,550)            (203,600)
Income tax expenses                   0                    0
Income/loss continuing
    operations                 (140,550)            (203,600)
Discontinued operations               0                    0
Extraordinary items                   0                    0
Cumulative Effect - changes in
    Accounting principles             0                    0
Net Income or loss             (140,550)            (203,600)

Item 3.    DESCRIPTION OF PROPERTY

The company's administrative offices are located at 52-30 Pacific Concourse Drive, Suite 350, Los Angeles, California 90045. The Company also maintains offices at 31 Church Road, Hendon, London. The shareholder which provides office space and office equipment to the Company at no cost is Jubilee Systems Ltd. The character of the equipment is basic office equipment such as desk, chairs, computers and office supplies.

The company at this time has no other material assets or property.


Item 4.    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
           AND MANAGEMENT

The following table sets forth the information, to the best knowledge of the Company as of March 31, 1999, with respect to each person known by the Company to own beneficially more than 5% of the Company's outstanding common stock, each director of the Company and all directors and officers of the Company as a group.

Name and Address of      Amount and Nature of            Percent
Beneficial Owner         Beneficial Ownership            of Class
----------------         --------------------            --------

Quality Worldwide Ltd.         600,000                     10%
1 Great Cumberland Place
London, UK
(M. Griffiths)

Grademore Analysis Limited     600,000                     10%
168 Church Road Hove
Sussex, UK
(H. Boylett)

Jubilee Systems Limited        600,000                     10%
211 Eagle Place
Piccadilly, London UK
(K. Aluko)

Wing Capital Limited           670,000                     11.2%
25 Turnbull Lane
Gibraltar
(J. Wing)


Channing Investments Limited   670,000                     11.2%
S8 Int'l Business Ctre
Casenate Main Street
Gibraltar
(G. Cowan)

Bradwall Limited               650,000                     10.8%
S8 Int'l Business Ctre
Casenate Main Street
Gibraltar
(Alan Bowen)

Melchrisea Holdings Limited    500,000                     8.3%
25 Turnbull Lane
Gibraltar
(M. Driscoll)

Alan Bowen                     165,000                     2.8%
41 Bluebell Meadow
Sherwood, UK

The Company has been advised that each of the persons listed above has sole voting, investment, and dispositive power over the share indicated above. Percent of Class (third column above) is based on 6,000,000 shares of common stock outstanding as of the date of this filing.


ITEM 5.    DIRECTORS AND EXECUTIVE OFFICERS

                           Position(s) Held and
Name                 Age    Duration of Service   Family Relation
----------------     ---    -------------------   ---------------
Alan G R Bowen       54     President and Director        None
Barbara Platts       71     Secretary                     None

All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respects to the election of directors.

Set forth below is certain biographical information regarding the Company's executive officers and directors:

Alan G.R. Bowen, the Company's president and director since 1997, is a graduate in Mathematics from Birmingham University and worked as a graduate trainee for Unilever before moving into retailing with British Shoe Corporation, part of the Sears Group. In 1971, he joined NSS Newsagents and progressed to become Retail Director and then Group Managing Director. He left NSS Newsagents after it was taken over by Gallahers Tobacco and formed an independent Mayfair Cards, a greetings card company. Alan G.R. Bowen is also a director of Mayfair Cards (Waterlooville) Limited, a United Kingdom Corporation.

Barbara Platts has had a distinguished career in the marketing and strategy of many companies, operating on a consultancy basis. Barbara started her career in the 1960's and brings extensive marketing experience to the Company. In the past she has represented at senior level various companies in all stages of development. She has had extensive experience in the software industry and will use her vast associations to assist in moving
the company forward.   She currently holds zero stock in the
Company.

To the best knowledge of management, during the past five years, no present or former director or executive officer of the
Company:

(1) filed a petition under the federal bankruptcy laws or any state insolvency law, nor had a receiver, fiscal agent or similar officer appointed by a court for the business or present of such a person, or any partnership in which he was a general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer within two years before the time of such filing;

(2) was convicted in a criminal proceeding or named subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

(3) was the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him form or otherwise limiting, the following activities:
(i) acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, associated person of any of the foregoing, or as an investment advisor, underwriter, broker or dealer in securities, or as an affiliated person, director of any investment company, or engaging in or continuing any conduct or practice in connection with such activity; (ii) engaging in any type of business practice; or (iii) engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of federal or state securities laws or federal commodity laws;

(4) was the subject of any order, judgment, or decree, not subsequently reversed, suspended, or vacated, of any federal or state authority barring, suspending, or otherwise limiting for more than 60 days the right of such person to engage in any activity described above under this Item, or to be associated with persons engaged in any such activity;

(5) was found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission to have violated any federal or state securities law, and the judgment in subsequently reversed, suspended, or vacate;

(6) was found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated.

The Company's Common Stock is registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in connection therewith, directors, officers, and beneficial owners of more than 10% of the Company's Common Stock are required to file on a timely basis certain reports under Section 16 of the Exchange Act as to their beneficial ownership of the Company's Common Stock.


Item 6.    EXECUTIVE COMPENSATION

SUMMARY

The Company has not had a bonus, profit sharing, or deferred compensation plan for the benefit of its employees, officers or directors. The Company has no plans at the present to compensate its directors.

COMPENSATION TABLE: None

CASH COMPENSATION
There was no cash compensation paid to any director or executive officer of the Company during the two fiscal years ended April
30, 1999.

BONUSES AND DEFERRED COMPENSATION: None.

COMPENSATION PURSUANT TO PLANS: None.

PENSION TABLE: None.

OTHER COMPENSATION: None.

COMPENSATION OF DIRECTORS: Compensation is paid to the three operational directors as set forth above.

TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENT:
There are no compensatory plans or arrangements of any kind, including payments to be received from the Company, with respect to any person which would in any way result in payments to any such person because of his or her resignation, retirement, or other termination of such person's employment with the Company or its subsidiaries, or any change in control of the Company, or a change in the person's responsibilities following a change in control of the Company.


Item 7.     CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
            WITH MANAGEMENT AND OTHERS.

To the best of Management's knowledge, during the fiscal year ended April 30, 1999 there were no material transactions, nor are there any currently proposed transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director, executive officer, security holder, or immediate family member thereto, has any interest.

There is no formal written agreement for the payment of any funds to the Company by Tech Capital Group and, at this time, the sum of $65,000 has not been advanced to the Company. There is only an understanding that if the Company requires additional funds Tech Capital Group may advance such funds to the Company.

The understanding between the Company and its officers are that repayment to the officers will take place at a time when the Company begins to generate sufficient and substantial revenue to be able to afford such repayment. There is no definite agreement between the Company and its officers and it is understood that the officers will forego repayment until such time as the Company is able to fund its operations through the generation of revenue. The reason for this is that the officers believe that the growth and development of the Company is more tantamount to their long term success in the Company rather than repayment of outstanding expenses.


CERTAIN BUSINESS RELATIONSHIPS:

During the fiscal years ended April 30, 1999 there were no material transactions between the Company and its management.

INDEBTEDNESS OF MANAGEMENT:
To the best of Management's knowledge, during the fiscal years ended April 30, 1999, there were no material transactions, or series of similar transactions, since the beginning of the Company's last fiscal year, or any currently proposed transactions, or series of similar transactions, to which the Company was or is to be a party, in which the amount involved exceeds $60,000, and in which any director or executive officer, or any security holder who is known by the Company to own of record or beneficially more than 5% of any class of the company's common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

TRANSACTIONS WITH PROMOTERS:
To the best Knowledge of management, no such transactions exist.

Use of office space and equipment by the company is provided by one of the shareholders to assist the Company in developing its operations. The Company uses office space for its executive offices at two locations, both of which it receives from one of its shareholders at no cost. The fair market value of the 1,000 square foot office at International House, 31 Church road, Hendon, London UK is $300 per month. Use of this office space began August 10, 1998. The fair market value of the 600 square foot office at 52- 30 Pacific Concourse Drive, Suite 350, Los Angeles, California is also $300 per month.

Once the Company begins to generate sufficient income to cover such expenses, it shall repay its officers for their work based upon the fair market value of their total services contributed. There is no formal agreement for such repayment and the officers understand that there is no guarantee that they shall ever receive such repayment or an amount equal to the fair market value of the services.


Item 8.     LEGAL PROCEEDINGS
No legal proceedings are pending at this time.


Item 9. MARKET PRICE OF AND DIVIDENDS FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
The Company is not aware of any quotations for its common stock, now or at any time within the past two years. On April 30, 1999, there were approximately 148 holders of record of the issued and outstanding shares of Issuer's common stock. The Company, to the best of its knowledge, obtained 148 shareholders subsequent to the issuance of an initial issuance of shares upon its incorporation and a Regulation D 504 offering which was undertaken in January 1999. Issuer has never paid a dividend on its outstanding equity. The Company currently has no established public trading market for its common stock.


Item 10.    RECENT SALES OF UNREGISTERED SECURITIES

The Company conducted a private placement pursuant to Rule 504 of Regulation D of the Securities Act of 1933 on January 4, 1999 whereby the Company offered 2,000,000 shares of common stock at a price of $.01 per share. The transaction was exempt from registration pursuant to the Regulation D exemption.


Item 11.    DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
            REGISTERED

The securities of the registrant to be registered are 6,000,000 shares of voting common stock, $0.001 par value.

Item 12.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

Indemnification of Directors and Officers of the Company are provided under Section XI of the Company's By-laws, a copy of which is attached hereto as an Exhibit 3. Additionally, Delaware General Corporation Law provides for the indemnification of Directors and Officers performing duties at the request of the Company.

Item 13.   FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
           FINANCIAL INFORMATION

REPORT OF INDEPENDENT AUDITORS
To the Board of Directors and Stockholders of London Software
Industries Inc.

We have audited the accompanying balance sheet of London Software Industries Inc., (a development stage company) as of April 30, 1999 and the related statements of loss, cash flows and shareholders' equity for the year then ended, and for the period from December 31, 1996 (inception) to April 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standard require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidences supporting the amounts and disclosures in the financial statements, An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of London Software Technologies, as of April 30, 1999, and the results of its operations and its cash flows for the year then ended and for the period from December 31, 1996 (inception) to April 30, 1999 in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4 to the financial statements, the Company has losses from operations and a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Notes 4. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Graf Repetti & Co., LLP.
New York, New York, June 25, 1999

                 LONDON SOFTWARE INDUSTRIES, INC.
                  (A Development Stage Company)
                          BALANCE SHEET
              FOR THE YEAR ENDING APRIL 30, 1999

ASSETS
Current Assets
  Cash                                   $   0
  Other Current Assets                       0
                                        ----------
  Total Current Assets                       0

  Other Assets                               0
                                        ----------
  Total Assets                           $   0

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
 Accounts Payable                        $   0
 Accrued Expenses                       12,450
                                      -----------
 Total Current Liabilities             $12,450

 Other Liabilities - Loan Payable           50
                                       -----------
 Total Liabilities                     $12,500

 Stockholders' Equity
  Common Stock, $.001 par value,
  Authorized 25,000.000 Shares;
  Issued and Outstanding 6,000,000
  Shares                                 6,000
 Additional Paid in Capital            185,100
 Deficit Accumulated During
  the Development Stage               (203,600)

                                       ----------
 Total Stockholders' Equity            (12,500)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)         $     0

The accompanying notes are an integral part of these financial statements

                 LONDON SOFTWARE INDUSTRIES, INC.
                  (A Development Stage Company)
                   CONDENSED STATEMENT OF LOSS
             FOR THE YEAR ENDED APRIL 30, 1999 AND
      FROM DECEMBER 31, 1996 (INCEPTION) TO APRIL 30, 1999

                               For the Year            From
                                  Ended            Inception to
                              April 30, 1999      April 30, 1999
                              -------------        -------------
TOTAL REVENUES:                $      0             $      0
                                ----------           ----------

OPERATING EXPENSES:
Accounting                        2,400                2,400
Legal                            15,000               15,000
Rent (Note 2)                     4,100                4,100
Filing Fee                           50                  100
Contributed Services (Note 5)   100,000              159,000
Other Start Up Costs             19,000               23,000
                                ----------           ----------

Total Operating Expenses        140,550              203,600
                                ----------           ----------

NET LOSS                      $(140,550)           $(203,600)

NET LOSS PER SHARE             $  (0.03)
                                ----------           ----------
WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING           4,476,712            3,659,624
                                ----------           ----------

The accompanying notes are an integral part of these financial statements.

                 LONDON SOFTWARE INDUSTRIES INC.
                  (A Development Stage Company)
                     STATEMENT OF CASH FLOWS
             FOR THE YEAR ENDED APRIL 30, 1999 AND
      FROM DECEMBER 31, 1996 (INCEPTION) TO APRIL 30, 1999

                              For the Year            From
                                 Ended            Inception to
                            April 30, 1999       April 30, 1999
                           -----------------    -----------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net Loss                      $(140,550)            $(203,600)
                                --------              --------
Adjustments to Reconcile Net
Loss to Net Cash Used in
Operating Activities:
Contributed Services and rent   104,100               163,100
Shares Issued for Services       4,000                  8,000
Changes in Assets and
Liabilities Increase in
Accounts Payable and Accrued
Expenses                        12,450                 12,450
                               --------               --------
Total Adjustments              120,550                183,550
                               --------               --------
Net Cash Used in
Operating Activities          ( 20,000)              ( 20,050)
                               --------               --------
CASH FLOWS FROM
FINANCING ACTIVITIES:
Loan Payable                         0                     50
Proceeds from Issuance of
Common Stock                    20,000                 20,000
                               --------               --------
Net Cash Provided by
Financing Activities            20,000                 20,050
                               --------               --------
Net Change in Cash                   0                      0
Cash at Beginning of Period          0                      0
Cash at End of Period          $     0                $     0
                               --------               --------
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash Paid During the Period
  for Interest Expense         $     0                $     0
                               --------               --------
  Corporate Taxes              $     0                $     0
                               --------               --------

The accompanying notes are an integral part of these financial statements.

                          LONDON SOFTWARE INDUSTRIES, INC.
                           (A Development Stage Company)
                     STATEMENT OF SHAREHOLDERS' EQUITY (DEFICIT)
                         FROM INCEPTION TO APRIL 30, 1999

                                                        Total
                   COMMON STOCK ISSUED   Additional  Accumulated  Shareholders'
                   SHARES    PAR VALUE  Paid in Cap    Deficit       Equity
            ----------------------------------------------------------------
ISSUANCE OF
4,000,000 SHARES
APRIL 25, 1997     4,000,000   $ 4,000      $     0      $(4,000)   $     0

BALANCE AS OF
APRIL 30, 1997     4,000,000     4,000            0       (4,000)         0

NET LOSS FOR THE
YEAR ENDED
APRIL 30, 1998             0         0       59,000      (59,050)       (50)
            ----------------------------------------------------------------
BALANCE
APRIL 30, 1998     4,000,000     4,000       59,000      (63,050)      ( 50)

CANCELLATION OF
3,999,998 SHARES
JANUARY 3, 1999   (3,999,998)   (4,000)      (4,000)            0         0

ISSUANCE OF
3,999,998 SHARES
JANUARY 3, 1999    3,999,998     4,000            0             0     4,000

ISSUANCE OF
2,000,000 SHARES
FEBRUARY 2, 1999   2,000,000     2,000       18,000             0    20,000

CONTRIBUTED
SERVICES                   0         0      100,000             0   100,000

CONTRIBUTED RENT           0         0        4,100             0     4,100

NET LOSS FOR
THE YEAR ENDED
APRIL 30, 1999             0         0            0     (140,550)  (140,550)
             ----------------------------------------------------------------
BALANCE
APRIL 30, 1999     6,000,000    $6,000     $185,100    $(203,600) $( 12,500)

The accompanying notes are an integral part of these financial statements.


                  LONDON SOFTWARE INDUSTRIES INC.
                   (A Development Stage Company)
                  NOTES TO FINANCIAL STATEMENTS
                           APRIL 30, 1999

NOTE 1 - NATURE OF BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

A.   Description of Company
LONDON SOFTWARE INDUSTRIES, INC., ("the Company") is a for profit corporation incorporated under the laws of the State of Delaware on December 31, 1996. London Software Industries Inc., is a developmental stage company whose principal objective is to create and market a portfolio of CD Roms to include home shopping CD catalogues, literary works, reference books, virtual reality museums, data bases, city guides and teaching aids.

B.   Basis of Presentation
Financial statements are prepared on the accrual basis of accounting. Accordingly, revenue is recognized when earned and expenses when incurred.

C.   Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all short-term investments with maturity of three months or less to be cash equivalents.

D.   Use of Estimates
The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that, affect certain reported amounts and disclosures. Accordingly actual results could differ from these estimates. Significant estimates in the financial statements include the assumption that the Company will continue as a going concern. See Note 5.

E.   Research and Development Costs
Research and development costs charged to expense are $16,000 for the year ended April 30, 1999 and also from inception to April
30, 1999.

F.   Issuance of Common Stock
Consideration for issuance of the 4,000,000 shares of common stock on April 25, 1997 consisted of intellectual property including the start up of the Company. This consideration was valued at the par value of the stock for lack of an objective fair market value. Consideration for issuance of the 3,998,998 shares of common stock on January 3, 1999 consisted of payment by the shareholder of research and development and consultant fees in the amount of $4,000. Consideration for issuance of the 4,000,000 shares of common stock on February 2, 1999 consisted of $20,000.


NOTE 2 - USE OF OFFICE SPACE

The Company uses office space for its executive offices at two locations, both of which it receives from one of its shareholders at no cost. The fair market value of the 1,000 square foot office at International House, 31 Church Road, Hendon, London UK is $300 per month. Use of this office space began August 10, 1998. The fair market value of the 600 square foot office at 52-30 Pacific Concourse Drive, Suite 350, Los Angeles, California is also $300 per month. Use of this office space began March 29, 1999. Before that, the Company used 600 square feet of office space at 1750 Montgomery Street, San Francisco, CA with a fair market value of $300 per month from November 30, 1998 to March 29, 1999. Each amount is reflected as an expense with a corresponding credit to additional paid-in-capital.


NOTE 3 - EARNINGS PER SHARE

                             For the Year        For the Year
                                Ended                Ended
                            April 30, 1999       April 30, 1998
                          ---------------------------------------
      Net Loss per share       $(0.03)              $(0.01)


NOTE 4 - LIQUIDITY

The Company's viability as a going concern is dependent upon raising additional, capital, and ultimately, having net income. The Company's limited operating history, including its losses and no revenues, primarily reflect the operations of its early stage. As a result, the Company had from time of inception to April 30, 1999 no revenue and a net loss from operations of $203,600. As of April 30, 1999 the Company had a net capital deficiency of $12,500.

The Company requires additional capital principally to meet its costs for the implementation of its business plan, for general and administrative expenses and to fund costs associated with the start up of its travel services operations. It is not anticipated that the Company will be able to meet its financial obligations through internal net revenue in the foreseeable future. London Software Industries Inc., does not have a working capital line of credit with any financial institution.
Therefore, future sources of liquidity will be limited to the Company's ability to obtain additional debt or equity funding. See Note 6.

NOTE 5 - CONTRIBUTED SERVICES

On September 26, 1997, two of the Company's officers began rendering services on behalf of the Company at no cost. The fair market value is $4,167 per officer per month. Each month is reflected as an expense with a corresponding credit to additional paid in capital.


NOTE 6 - LOAN PAYABLE - TECH GROUP AND RELATED PARTY TRANSACTION

As of April 30, 1999, Tech Capital Group has paid $50 of expenses on behalf London Software Industries Inc. The president of LSI is a 10% shareholder in Tech Capital Group. Tech Capital Group will lend up to $65,000 to LSI upon request. The loan is not evidenced by a note. The informal agreement calls for no payment of interest. LSI intends to repay the loan out of any fund raising that it may carry out or when the company achieves sustainable revenue.

                 LONDON SOFTWARE INDUSTRIES, INC.
                  (A Development Stage Company)
                     BALANCE SHEET (unaudited)
               FOR THE YEAR ENDING APRIL 30, 1998

ASSETS
Current Assets
  Cash                                   $   0
  Other Current Assets                       0
                                        ----------
  Total Current Assets                       0

  Other Assets                               0
                                        ----------
  Total Assets                           $   0

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities
 Accounts Payable                        $   0
 Accrued Expenses                           50
                                      -----------
 Total Current Liabilities               $  50
                                       -----------
 Total Liabilities                       $  50

 Stockholders' Equity
  Common Stock, $.001 par value,
  Authorized 25,000.000 Shares;
  Issued and Outstanding 4,000,000
  Shares                                 4,000
 Additional Paid in Capital             59,000
 Deficit Accumulated During
  the Development Stage               ( 63,050)

                                       ----------
 Total Stockholders' Equity            (    50)

TOTAL LIABILITIES AND
STOCKHOLDERS' EQUITY (DEFICIT)         $     0

The accompanying notes are an integral part of these financial statements

                 LONDON SOFTWARE INDUSTRIES, INC.
                  (A Development Stage Company)
            CONDENSED STATEMENT OF LOSS (Unaudited)
             FOR THE YEAR ENDED APRIL 30, 1998 AND
      FROM DECEMBER 31, 1996 (INCEPTION) TO APRIL 30, 1998

                               For the Year            From
                                  Ended            Inception to
                              April 30, 1998      April 30, 1998
                              -------------        -------------
TOTAL REVENUES:                $      0             $      0
                                ----------           ----------

OPERATING EXPENSES:
Accounting                            0                    0
Legal                                 0                    0
Filing Fee                           50                   50
Contributed Services (Note 5)    59,000               59,000
Other Start Up Costs                  0                4,000
                                ----------           ----------
Total Operating Expenses         59,050               63,050
                                ----------           ----------

Operating Loss                $( 59,050)           $( 63,050)
                                ----------           ----------
OTHER INCOME (EXPENSES):
Other Income                          0                    0
                                ----------           ----------
NET LOSS                      $( 59,050)           $( 63,050)

NET LOSS  PER SHARE            $  (0.01)

                 LONDON SOFTWARE INDUSTRIES INC.
                  (A Development Stage Company)
              STATEMENT OF CASH FLOWS (Unaudited)
             FOR THE YEAR ENDED APRIL 30, 1998 AND
      FROM DECEMBER 31, 1996 (INCEPTION) TO APRIL 30, 1998

                              For the Year            From
                                 Ended            Inception to
                            April 30, 1998       April 30, 1998
                           -----------------    -----------------
CASH FLOWS FROM
OPERATING ACTIVITIES

Net Loss                       $( 59,050)           $( 63,050)
                                --------              --------
Adjustments to Reconcile Net
Loss to Net Cash Used in
Operating Activities:
Shares Issued for Services             0                4,000
Changes in Assets and
Liabilities Increase in
Accounts Payable and Accrued
Expenses                              50                   50
                                --------               --------
Total Adjustments                     50                4,050
                                --------               --------

Net Cash Used in
Operating Activities          ( 59,000)              ( 59,000)
                               --------               --------
CASH FLOWS FROM
FINANCING ACTIVITIES:
Loan Payable                         0                      0
Additional Paid In Capital      59,000                 59,000
Proceeds from Issuance of
Common Stock                         0                      0
                               --------               --------
Net Cash Provided by
Financing Activities            59,000                 59,000
                               --------               --------

Net Change in Cash                   0                      0

Cash at Beginning of Period          0                      0

Cash at End of Period          $     0                $     0
                               --------               --------
SUPPLEMENTAL DISCLOSURE OF
CASH FLOW INFORMATION
  Cash Paid During the Period
  for Interest Expense         $     0                $     0
                               --------               --------
  Corporate Taxes              $     0                $     0
                               --------               --------

The accompanying notes are an integral part of these financial statements.


Item 14.     CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
             ACCOUNTING AND FINANCIAL DISCLOSURE
No changes in and disagreements with accountants on accounting and financial disclosure.


Item 15.     FINANCIAL STATEMENTS, EXHIBITS AND
             REPORTS ON FORM 8-K

(A) FINANCIAL STATEMENTS
The Following financial statements are filed as part of this registration statement:

    Balance Sheet
    Statement of Loss
    Statement of Cash Flows
    Statement of Shareholders' Equity (Deficit)
    Selected Financial Data

(B) EXHIBITS AND INDEX OF EXHIBITS
The following exhibits are included in Item 13(c). Other exhibits have been omitted since the required information is not applicable to the registrant.

EXHIBIT

   3         Certificate of incorporation and by-laws

   11        Statement regarding computation of per share
              earnings

   27        Financial Data Schedule


(C) REPORTS ON FORM 8-K
No Report on Form 8-K was filed during the fourth quarter of the period for which this Annual Report is filed.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.


LONDON SOFTWARE INDUSTRIES INC.
----------------------
(Registrant)
Date: September 23, 1999

By: /s/ Alan Bowen
    ----------------------
    President